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                                                                     EXHIBIT 4.1

                    CERTIFICATE OF AMENDMENT AND RESTATEMENT

                                       OF

               CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

                                       OF

              8.95% CUMULATIVE REDEEMABLE PREFERRED STOCK, SERIES B

                                       OF

                         GENERAL GROWTH PROPERTIES, INC.

            PURSUANT TO SECTION 151 OF THE GENERAL CORPORATION LAW OF

                              THE STATE OF DELAWARE

         It is hereby certified that:

         1. The name of the corporation is General Growth Properties, Inc. (the "Company");

         2. The Second Amended and Restated Certificate of Incorporation of the Company was filed with the Delaware Secretary of State on May 25, 1995, and amended and supplemented thereafter, including by a Certificate of Designations, Preferences and Rights of 8.95% Cumulative Redeemable Preferred Stock, Series B (the "Series B Certificate of Designations"), which was filed on May 25, 2000 with the Delaware Secretary of State and which authorized and fixed the terms of the 8.95% Cumulative Redeemable Preferred Stock, Series B, of the Company (the "Series B Preferred Stock") and the number of shares constituting the Series B Preferred Stock;

         3.       No shares of Series B Preferred Stock have been issued; and

         4. Pursuant to the authority contained in Article IV of the Second Amended and Restated Certificate of Incorporation of the Company, as amended and supplemented, and in accordance with Section 151 of the General Corporation Law of the State of Delaware (the "DGCL"), the Board of Directors of the Company (the "Board") adopted the following resolutions amending and restating the Series B Certificate of Designations:

         WHEREAS, the Board of Directors of the Company has previously adopted resolutions authorizing and fixing the terms of the preferred stock of the Company designated the "8.95% Cumulative Redeemable Preferred Stock, Series B" and the number of shares constituting such preferred stock; and


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         WHEREAS, it is the desire of the Board of Directors to amend and restate the terms and provisions of such preferred stock.

         NOW, THEREFORE, BE IT RESOLVED, that the terms and provisions of the 8.95% Cumulative Redeemable Preferred Stock, Series B are hereby amended and restated to read in their entirety as follows:

 I.      Certain Definitions

         As used herein, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

         "Act" shall mean the Securities Act of 1933, as amended.

         "Business Day" shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

         "Capital Stock" shall mean Common Stock or Preferred Stock. The term "Capital Stock" shall not include convertible debt securities.

         "Common Stock" shall mean the common stock, par value $.10 per share, of the Company.

         "Company" shall mean General Growth Properties, Inc., a Delaware corporation.

         "Dividend Period" shall mean quarterly dividend periods commencing on (and including) the fifteenth day of each January, April, July and October of each year and ending on (and including) the day preceding the first day of the next succeeding Dividend Period.

         "NYSE" shall mean the New York Stock Exchange.

         "GGPLP L.L.C." shall mean GGPLP L.L.C., a Delaware limited liability company.

         "Ownership Limitations" shall mean the restrictions on transferability and ownership described in Article IV of the Certificate of Incorporation, specifically, that ownership of more than 7.5% of the value of the outstanding shares of Capital Stock of the Company, including the Series B Preferred Stock, is restricted.

         "Redemption Date" shall mean any date fixed for redemption of the shares of Series B Preferred Stock by the Company.

         "Preferred Sock" shall mean the preferred stock, $100 par value per share, of the Company.

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         "Series A Preferred Stock" shall mean the 7.25% Preferred Income Equity
Redeemable Stock, Series A of the Company.

         "Series B Preferred Stock" shall mean the 8.95% Cumulative Redeemable Preferred Stock, Series B.

         "Series A Preferred Units" shall mean the 8.95% Series A Cumulative Redeemable Preferred Units of membership interest in GGPLP L.L.C.

         "Transfer Agent" shall mean ChaseMellon Shareholder Services, L.L.C., the principal corporate trust office of which currently is located at 150 North Wacker Drive, Suite 2120, Chicago, Illinois 60606, or such other agent or agents of the Company as may be designated by the Board or its designee as the transfer agent for the Series B Preferred Stock.

II.      Designation and Number of Shares

         A series of preferred stock, designated the "8.95% Cumulative Redeemable Preferred Stock, Series B" (the "Series B Preferred Stock"), is hereby established. The par value of the Series B Preferred Stock is $100 per share, which is not a change in the par value per share of the Preferred Stock as set forth in the Certificate of Incorporation. The liquidation preference per share of the Series B Preferred Stock is $1,000. The authorized number of shares of Series B Preferred Stock is 175,000. The Series B Preferred Stock shall not have any relative, participating, optional or other special rights and powers other than as set forth herein.

III.     Rank

         The Series B Preferred Stock, with respect to payment of dividends and amounts upon voluntary or involuntary liquidation, dissolution or winding-up of the Company, shall be deemed to rank:

         (a) senior to all classes or series of Common Stock and to all Capital Stock of the Company other than (i) the Series A Preferred Stock, (ii) each series of Preferred Stock referred to in Section III (c) and (iii) each other series of Preferred Stock which provides by its express terms that it ranks on parity with the Series B Preferred Stock with respect to payment of dividends or amounts upon liquidation, dissolution or winding-up of the Company;

         (b) on a parity with the Series A Preferred Stock and each other series of Preferred Stock issued by the Company which provides by its express terms that it ranks on parity with the Series B Preferred Stock with respect to payment of dividends or amounts upon liquidation, dissolution or winding-up of the Company; and

         (c) junior to any class or series of Capital Stock that is issued by the Company in accordance with Section IV(a).

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IV.      Voting

         (a) So long as any shares of Series B Preferred Stock remain outstanding, the Company shall not, without the affirmative vote or consent of the holders of at least fifty-one percent (51%) of the shares of Series B Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of shares of Capital Stock ranking senior to the Series B Preferred Stock with respect to the payment of dividends or the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding-up of the Company or reclassify any Common Stock into Capital Stock ranking senior to or on parity with the Series B Preferred Stock with respect to the payment of dividends or the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding-up of the Company, (ii) issue additional shares of Series B Preferred Stock (other than those issued in exchange for Series A Preferred Units pursuant to the operating agreement of GGPLP L.L.C.) or
(iii) amend, alter or repeal the provisions of the Certificate of Incorporation or this Certificate of Designations, whether by merger, consolidation or otherwise (an "Event"), so as to negate the provisions of clause (i) or (ii) of this paragraph or materially and adversely affect any special right, preference, privilege or voting power of the holders of Series B Preferred Stock; provided, however, (A) with respect to the occurrence of any of the Events set forth in clause (iii) of this paragraph, so long as shares of Series B Preferred Stock remain outstanding with the terms thereof materially unchanged, taking into account that, upon the occurrence of an Event, the Company may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the Series B Preferred Stock and (B) any increase in the amount of the authorized Preferred Stock or any series of the Preferred Stock or the creation or issuance of any other series of Preferred Stock, in each case ranking on a parity with or junior to the Series B Preferred Stock with respect to payment of dividends and the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding-up of the Company, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

         (b) Notwithstanding anything to the contrary contained herein, the foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series B Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

         (c) For purposes of the foregoing provisions of this Section IV, each share of Series B Preferred Stock shall have one (1) vote per share. Except as otherwise required by applicable law or as set forth herein, the shares of Series B Preferred Stock shall not have any relative, participating, optional or other voting rights and powers or the right to receive notice of meetings and the consent of the holders thereof shall not be required for the taking of any corporate action.

V.       Dividends.

         (a) The holders of shares of the Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board, out of assets legally available for the payment of dividends and subject to the right to payment of holders of Capital Stock ranking senior to or on


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parity with the Series B Preferred Stock as to payment of dividends and amounts upon liquidation, dissolution or winding-up of the Company, quarterly cumulative cash dividends in an amount per share of Series B Preferred Stock equal to 8.95% of the $1,000 liquidation preference thereof per annum (or $22.375 per quarter). Dividends on the shares of the Series B Preferred Stock are cumulative and shall accrue from and after the date of issuance thereof (the "Series B Initial Issuance Date"), whether or not in any Dividend Period or Periods there shall be funds of the Company legally available for the payment of such dividends. Dividends on the shares of the Series B Preferred Stock shall be payable in arrears quarterly when, as and if declared by the Board, on the fifteenth day of each January, April, July and October or, if not a Business Day, the next succeeding Business Day, beginning on the first such date following the Initial Series B Issuance Date (each, a "Dividend Payment Date"). Each such dividend shall be payable in arrears to holders of record of shares of the Series B Preferred Stock, as such holders appear in the stock records of the Company at the close of business on the applicable record date, which shall be the first day of the calendar month in which the applicable Dividend Payment Date falls or such other date designated by the Board for the payment of dividends that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a "Dividend Record Date"). Accrued and unpaid dividends for any past Dividend Periods may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on such date, not exceeding 45 days preceding the payment date thereof, as may be fixed by the Board.

         (b) The amount of dividends payable per share of Series B Preferred Stock for each full Dividend Period shall equal the quotient of 8.95% of the $1,000 liquidation preference thereof divided by four (or $22.375). The amount of dividends payable for the initial Dividend Period, or any other period shorter or longer than a full Dividend Period, on the Series B Preferred Stock, shall be prorated and computed on the basis of twelve 30-day months and a 360-day year. Holders of shares of Series B Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of cumulative dividends, as provided in this Section V, on the Series B Preferred Stock. Any dividend payment made on the Series B Preferred Stock shall first be credited against the earliest accumulated but unpaid dividend due with respect to such shares which remains payable. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series B Preferred Stock that may be in arrears.

         (c) Notwithstanding the foregoing, dividends on the Series B Preferred Stock shall accumulate whether or not there are funds legally available for the payment thereof and whether or not such distributions are authorized.

         (d) Except as provided in Section V(e) herein, so long as any shares of Series B Preferred Stock are outstanding, no dividends (other than in Common Stock or other Capital Stock of the Company ranking junior to the Series B Preferred Stock as to payment of dividends and amounts upon liquidation, dissolution or winding-up of the Company) shall be declared or paid or set apart for payment upon the Common Stock or any other class or series of Capital Stock of the Company ranking, as to payment of dividends or amounts distributable upon liquidation, dissolution or winding-up of the Company, on a parity with or junior to the Series B

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Preferred Stock, for any period nor shall any Common Stock or other Capital
Stock of the Company ranking junior to or on a parity with the Series B Preferred Stock as to payment of dividends or amounts upon liquidation, dissolution or winding-up of the Company, be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Capital Stock) by the Company (except by conversion into or exchange for other Capital Stock of the Company ranking junior to the Series B Preferred Stock as to payment of dividends and amounts upon liquidation, dissolution or winding-up of the Company or by redemptions for the purpose of maintaining the Company's qualification as a real estate investment trust ("REIT") for U.S. federal income tax purposes) unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series B Preferred Stock for all Dividend Periods ending on or prior to the dividend payment date for such other class or series of capital stock or the date of such redemption, purchase or other acquisition, as the case may be.

         (e) When dividends are not paid in full (or a sum sufficient for such full payment is not set apart for such payment) upon the Series B Preferred Stock and any other Capital Stock ranking on a parity as to payment of dividends with the Series B Preferred Stock, all dividends declared upon the Series B Preferred Stock and any other Capital Stock ranking on a parity as to payment of dividends with the Series B Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series B Preferred Stock and such other Capital Stock shall in all cases bear to each other the same ratio that accumulated dividends per share on the Series B Preferred Stock and such other Capital Stock (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Capital Stock does not have a cumulative dividend) bear to each other.

VI.      Liquidation Preference.

         (a) In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company and subject to the rights of holders of Capital Stock ranking senior to the Series B Preferred Stock as to the distribution of assets upon the liquidation, dissolution or winding-up of the Company, before any payment or distribution of the assets of the Company (whether capital or surplus) shall be made to or set apart for the holders of Common Stock or any other Capital Stock ranking junior to the Series B Preferred Stock as to the distribution of assets upon the liquidation, dissolution or winding-up of the Company, the holders of shares of the Series B Preferred Stock shall be entitled to receive out of the assets of the Company available for distribution to stockholders remaining after payment or provisions for payment of all debts and other liabilities of the Company a liquidation preference of $1,000 per share, plus an amount equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If, upon any such voluntary or involuntary liquidation, dissolution or winding-up of the Company, the assets of the Company, or proceeds thereof, distributable among the holders of the shares of Series B Preferred Stock, are insufficient to pay in full the preferential amount aforesaid on the shares of Series B Preferred Stock and liquidating payments on any other shares of any class or series of Capital Stock ranking, as to payment of amounts upon the liquidation,


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dissolution or winding-up of the Company, on a parity with the Series B
Preferred Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of shares of Series B Preferred Stock and any such other parity stock ratably in accordance with the respective amounts that would be payable on such shares of Series B Preferred Stock and such other stock if all amounts payable thereon were paid in full. For the purposes of this Section VI, none of (i) a consolidation or merger of the Company with or into another entity, (ii) a merger of another entity with or into the Company, (iii) a statutory share exchange by the Company or (iv) a sale, lease or conveyance of all or substantially all of the Company's assets, properties or business shall be deemed to be a liquidation, dissolution or winding-up of the Company.

         (b) Written notice of such liquidation, dissolution or winding-up of the Company, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series B Preferred Stock at the respective addresses of such holders as the same shall appear on the stock transfer records of the Company.

         (c) After payment of the full amount of liquidating distributions to which they are entitled, the holders of Series B Preferred Stock shall have no right or claim to any of the remaining assets of the Company.

VII.     Redemption.

         (a) General. The shares of Series B Preferred Stock are not redeemable prior to May 25, 2005. To ensure that the Company remains a qualified REIT for U.S. federal income tax purposes, however, the Series B Preferred Stock shall be subject to the provisions of Article IV of the Certificate of Incorporation pursuant to which Series B Preferred Stock owned by a stockholder (i) in excess of the Ownership Limit or the Existing Holder Limit or (ii) that would cause the Company to become "closely held" within the meaning of Section 856(h) of the Internal Revenue Code of 1986, as amended (the "Code") shall automatically be transferred to a Trust (as defined in Article IV of the Certificate of Incorporation) and the Company shall have the right to purchase such shares, as provided in Article IV of the Certificate of Incorporation, notwithstanding the first sentence of this paragraph (a).

         (b) Cash Redemption Right. On and after May 25, 2005, the Company, at its option, upon giving notice as provided below, may redeem the Series B Preferred Stock, in whole or from time to time in part, at the redemption price per share of Series B Preferred Stock of $1,000, plus, in each case, all dividends accumulated and unpaid on such Series B Preferred Stock to the date of such redemption (the "Redemption Right").

         (c)      Limitations on Redemption.

                  (i) If fewer than all of the outstanding shares of Series B Preferred Stock are to be redeemed pursuant to the Redemption Right, the shares to be redeemed shall be determined pro rata or by lot. If such redemption is to be by lot and, as a result of such redemption, (i) any holder of Series B Preferred Stock would become a holder of a number of shares of Series B


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Preferred Stock in excess of the Ownership Limit or the Existing Holder Limit or
(ii) the Company would become "closely held" within the meaning of Section
856(h) of the Code because such holder's Series B Preferred Stock were not redeemed, or were only redeemed in part, then, except as otherwise provided in the Certificate of Incorporation, the Company will redeem the requisite number of shares of Series B Preferred Stock of such holder such that the holder of such shares (i) will not hold in excess of the Ownership Limit or the Existing Holder Limit subsequent to such redemption or (ii) will not cause the Company to become "closely held" within the meaning of Section 856(h) of the Code.

                  (ii) Notwithstanding anything to the contrary contained herein, unless full cumulative dividends on all outstanding shares of Series B Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all Dividend Periods ending on or prior to the date of redemption or purchase, no shares of Series B Preferred Stock shall be redeemed unless all outstanding shares of Series B Preferred Stock are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Series B Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series B Preferred Stock. In addition, unless full cumulative dividends on all outstanding shares of Series B Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for payment thereof set apart for payment for all past Dividend Periods, the Company shall not purchase or otherwise acquire directly or indirectly any Series B Preferred Stock, or any shares of any class or series of Capital Stock of the Company ranking, as to payment of dividends or amounts distributable upon liquidation, dissolution or winding-up of the Company, junior to or on a parity with the Series B Preferred Stock (except by conversion into or exchange for Common Stock or other Capital Stock of the Company ranking junior to or on a parity with the Series B Preferred Stock as to payment of dividends or amounts upon liquidation, dissolution or winding-up of the Company and except for redemptions for the purposes of maintaining the Company's qualification as a REIT).

                  (iii) Immediately prior to any redemption of any Series B Preferred Stock, the Company shall pay, in cash, any accumulated and unpaid dividends with respect thereto through the Redemption Date, unless a Redemption Date falls after a Dividend Record Date and on or prior to the corresponding Dividend Payment Date, in which case each holder of shares of Series B Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares on or prior to such Dividend Payment Date. Except as provided above, the Company will make no payment, or allowance for unpaid dividends, whether or not in arrears, on Series B Preferred Stock for which a notice of redemption has been given.

         (d)      Procedures for Redemption.

                  (i) Notice of redemption pursuant to the Redemption Right shall be mailed, not less than 20 nor more than 60 days prior to the Redemption Date, to each holder of record of shares of Series B Preferred Stock to be redeemed, notifying such holder of the Company's election to redeem such shares. Such notice shall be provided by first class mail, postage

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prepaid, at such holder's address as the same appears on the stock records of the Company, or by publication in The Wall Street Journal or The New York Times, or, if neither such newspaper is then being published, any other daily newspaper of national circulation. If the Company elects to provide such notice by publication, it shall also promptly mail notice of such redemption to holders of the shares of Series B Preferred Stock to be redeemed. No failure to give such notice or any defect thereto or in the mailing thereof, to any particular holder, shall affect the sufficiency of notice or the validity of the proceedings for the redemption of any shares of Series B Preferred Stock with respect to any other holder.

                  (ii) In addition to any information required by law or by the applicable rules of any exchange upon which the Series B Preferred Stock may be listed or admitted to trading, such notice shall state, as appropriate: (i) the Redemption Date, (ii) the cash redemption price per share of Series B Preferred Stock, (iii) the number of shares of Series B Preferred Stock to be redeemed from such holder (and, if fewer than all the shares of Series B Preferred Stock are to be redeemed from such holder, the number of shares to be redeemed from such holder), (iv) the place or places where certificates for shares of such Series B Preferred Stock are to be surrendered for payment of the redemption price in cash and (v) that dividends on the shares to be redeemed will cease to accumulate on such Redemption Date.

                  (iii) On or after the Redemption Date, each holder of shares of Series B Preferred Stock to be redeemed shall present and surrender the certificates representing his Series B Preferred Stock to the Company at the place designated in the notice of redemption and thereupon the redemption price of such shares shall be paid to or on the order of the person whose name appears on such certificate representing shares of Series B Preferred Stock as the owner thereof and each surrendered certificate shall be canceled. If fewer than all the shares represented by any such certificate representing shares of Series B Preferred Stock are to be redeemed, a new certificate shall be issued representing the unredeemed shares.

                  (iv) From and after the Redemption Date (unless the Company fails to make available an amount in cash necessary to effect such redemption), all dividends on the Series B Preferred Stock designated for redemption in such notice shall cease to accumulate and all rights of the holders thereof, except the right to receive the redemption price (including all accumulated and unpaid dividends up to the Redemption Date), shall cease and terminate and such shares shall not thereafter be transferred (except with the consent of the Company) on the Company's books, all rights of the holders of shares of the Series B Preferred Stock shall cease (except the right to receive the cash payable upon such redemption) and such shares shall not be deemed to be outstanding for any purpose whatsoever.

         The Company's obligation to provide cash in accordance with this
Section VII shall be deemed fulfilled if, on or before the Redemption Date, the Company elects to deposit the cash necessary for redemption of the shares of Series B Preferred Stock so called with a bank or trust company that has, or is an affiliate of a bank or trust company that has, a capital and surplus of at least $50,000,000, in trust, with irrevocable instructions that such cash be applied to the redemption of the shares of Series B Preferred Stock so called for redemption. No interest shall accrue for the benefit of the holders of


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Series B Preferred Stock to be redeemed on any cash so set aside by the Company.
Any such cash unclaimed at the end of two years from the Redemption Date shall revert to the general funds of the Company. If the Company elects to deposit the cash necessary for redemption with a bank or trust company, in accordance with this subsection (d)(iv), the redemption notice to holders of the shares of Series B Preferred Stock to be redeemed shall (i) state the date of such deposit, (ii) specify the office of such bank or trust company as the place of redemption and (iii) require such holders to surrender the certificates representing such shares at such place on or about the date fixed in such redemption notice (which may not be later than the Redemption Date) against payment of the redemption price (including all accumulated and unpaid dividends to the Redemption Date).

         (e) Status of Redeemed Shares of Series B Preferred Stock. Subject to the provisions of Section III, any shares of Series B Preferred Stock that shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board.

VIII.    Ownership Limitations.

         The shares of Series B Preferred Stock are subject to the restrictions on transferability and ownership provisions described in Article IV of the Certificate of Incorporation. The ownership limit as described in Article IV of the Certificate of Incorporation (the "Ownership Limit") shall mean that ownership of more than 7.5% of the value of the outstanding shares of Capital Stock of the Company, including the Series B Preferred Stock, is restricted in order to preserve the Company's status as a REIT for U.S. federal income tax purposes. Subject to certain limitations described in Article IV of the Certificate of Incorporation, the Board may modify the Ownership Limit, though the Ownership Limit may not be increased by the Board to more than 9.8%. In addition, Article IV of the Certificate of Incorporation limits the ownership of "Existing Holders" (the "Existing Holder Limit") and also limits transfers that would cause the Company to become "closely held" within the meaning of Section 856(h) of the Code. Notwithstanding anything to the contrary contained herein, the provisions hereof shall not limit or prohibit the purchase by the Company of shares of any class or series of Capital Stock pursuant to Article IV of the Certificate of Incorporation.

         5. The aforesaid Certificate of Amendment and Restatement of Certificate of Designations, Preferences and Rights was duly adopted in accordance with the provisions of Section 151 of the General Corporate Law of the State of Delaware.


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         IN WITNESS WHEREOF, General Growth Properties, Inc. has caused this
Certificate of Amendment and Restatement of Certificate of Designations, Preferences and Rights to be executed by its duly authorized Executive Vice President this 8th day of May, 2002.


                                     GENERAL GROWTH PROPERTIES, INC.



                                     By: /s/ Bernard Freibaum
                                         ---------------------------------------
                                         Bernard Freibaum,
                                         Executive Vice President


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